Exhibit 99.1
PRESS RELEASE
Juniata Valley Financial Corp. Announces 12.9% Increase in Quarterly Earnings Over
Second Quarter and Declares Dividend
Mifflintown, PA — October 27, 2010 — Marcie A. Barber, President and Chief Executive Officer of Juniata Valley Financial Corp. (OTC BB: JUVF), announced that net income for the third quarter of 2010 was $1,285,000, exceeding net income in the previous quarter by $147,000, or 12.9%. Basic and diluted earnings per share were $0.30 in the third quarter of 2010 as compared to $0.26 in the second quarter of 2010. Annualized return on average equity increased to 10.15% in the third quarter of 2010 as compared to 9.01% in the second quarter of 2010. For the quarter ended September 30, annualized return on average assets was 1.16% in 2010, versus 1.03% in the quarter ended June 30. The increase in net income was primarily a result of a reduction in the provision for loan losses in the third quarter of 2010; a loan loss provision of $70,000 was recorded in the third quarter compared to $282,000 during the previous quarter. While non-performing loans increased slightly during the third quarter, from 1.94% to 2.05% of average outstanding loans, management concluded that the lower loan loss provision was sufficient to maintain the allowance for loan losses at an adequate level.
Third quarter 2010 net income was essentially unchanged (a reduction of $3,000) in comparison to net income for the third quarter of 2009. Net interest income in the most recent quarter exceeded the level during the prior year period by 2.1%, or $84,000, and the provision for loan losses was $95,000 lower in the third quarter of 2010 than in the same 2009 period. In the third quarter of 2010, an other-than-temporary impairment charge of $40,000 was recognized on one equity security. Excluding the impairment charge, third quarter 2010 non-interest income exceeded the third quarter 2009 level by 2.6%, despite a reduction in fee income from deposit service fees resulting from recent regulation changes. Non-interest expense was 5.1% higher in the recent quarter as compared to prior year, due primarily to costs related to a major data processing conversion and increased FDIC insurance premiums.
On a year-to-date basis through September, net income in the 2010 period was $3,611,000, a reduction of $252,000 in comparison to the same period during 2009. Contributing to this reduction during the 2010 year to date period was an increase in the provision for loan losses of $260,000 and a reduction in revenue from deposit services of $131,000. Items included in the 2009 period affecting comparability to the 2010 period include a special FDIC assessment of $194,000 included in non-interest expense and other-than-temporary impairment charges of $226,000, partially offset by deferred income from insurance sales of $323,000, which was included in non-interest income. Return on average assets was 1.10% and 1.18% and return on average equity was 9.50% and 10.48%, for the 2010 and 2009 year to date periods, respectively.
For the nine months ended September 30, 2010, basic and diluted earnings per share were $0.84 as compared to $0.89 in the same period in 2009.

Ms. Barber also announced that on October 19, Juniata Valley Financial Corp.’s Board of Directors declared a cash dividend of $0.21 per share for the fourth quarter of 2010, payable on December 1 to shareholders of record on November 15, an increase of 5% over 2009’s fourth quarter dividend, and an increase of 5.2% on a year-to-date basis. She stated that “Juniata Valley Bank’s strong financial performance enables us to continue our steady dividend payout to our valued shareholders.”
Management considers subsequent events occurring after the balance sheet date for matters which may require adjustment to, or disclosure in, the consolidated financial statements.  The review period for subsequent events extends up to and including the filing date of a public company’s consolidated financial statements when filed with the Securities and Exchange Commission (“SEC”).  Accordingly, the financial information in this announcement is subject to change.
The Juniata Valley Bank, principal subsidiary of Juniata Valley Financial Corp., is headquartered in Mifflintown, Pennsylvania, with twelve community offices located in Juniata, Mifflin, Perry and Huntingdon Counties. In addition, Juniata Valley owns 39.16% of the First National Bank of Liverpool, which it carries under the equity method of accounting. More information regarding Juniata Valley Financial Corp. and The Juniata Valley Bank can be found online at www.JVBonline.com. Juniata Valley Financial Corp. trades over the counter under the symbol JUVF.OB.
*This press release may contain “forward looking” information as defined by the Private Securities Litigation Reform Act of 1995. When words such as “believes”, “expects”, “anticipates” or similar expressions are used in this release, Juniata Valley is making forward-looking statements. Such information is based on Juniata Valley’s current expectations, estimates and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events or results. Such statements involve potential risks and uncertainties and, accordingly, actual results may differ materially from this “forward looking” information. Juniata Valley undertakes no obligation to publicly update or revise forward looking information, whether as a result of new or updated information, future events, or otherwise. Many factors could affect future financial results including, without limitation, changes in interest rates and their impact on the level of deposits, loan demand and value of loan collateral, increased competition from other financial institutions, market value deterioration in the financial services sector, FDIC deposit insurance premiums, governmental monetary policy, legislation and changes in banking regulations, risks associated with the effect of opening a new branch, the ability to control costs and expenses, and general economic conditions.
For a more complete discussion of certain risks and uncertainties affecting Juniata Valley, please see the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Forward-Looking Statements” set forth in the Juniata Valley’s filings with the Securities and Exchange Commission.